BlackRock Healthcare Fund, Inc.

FILE #811-03595

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
05/30/07	AMICUS THERAPEUTICS INC.	5,000,000	97,000 shares	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; J.P. Morgan Securities Inc; Lazard Capital Markets LLC; Pacific Growth Equities, LLC
09/19/07	Athenahealth	6,286,819	1,400 Shares	Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Piper Jaffray& Co., Jefferies & Company, Inc.
09/19/07	Athenahealth	6,286,819	5,400 Shares	Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Piper Jaffray& Co., Jefferies & Company, Inc.